Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2015 Results

- Net income of $7.4 million; diluted earnings per share of $0.56 -

- Total finance receivables of $628 million, up $27 million sequentially and $82 million compared to prior-year period -

Greenville, South Carolina – January 28, 2016 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the fourth quarter and full year periods ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Net income for the fourth quarter of 2015 was $7.4 million, a $0.9 million increase sequentially and an increase of $4.0 million from the prior-year period. Diluted earnings per share were $0.56 based on a diluted share count of 13.1 million. Excluding proceeds from the bulk sale of charged-off loans in the fourth quarter of 2015, non-GAAP net income and diluted earnings per share would have been $6.1 million and $0.47, respectively.

•	Total finance receivables as of December 31, 2015 were $628.4 million, an increase of 4.5% sequentially and 15.1% from the prior year. All core loan categories continue to grow:

o	Large loan finance receivables as of December 31, 2015 were $146.6 million, an increase of 22.4% sequentially and 217.6% compared to the prior year.
o	Branch small loan and convenience check finance receivables, collectively, as of December 31, 2015 were $338.2 million, an increase of 3.0% sequentially and 5.8% over the prior year.

•	Total revenue for the fourth quarter of 2015 was $56.7 million, an increase of $1.6 million sequentially and a $2.9 million, or 5.4%, increase from the prior-year period. Revenue growth over the prior-year period was driven by a 15.1% increase in receivables, partially offset by an overall yield decline of 290 basis points. On a sequential basis, yield declined by 50 basis points, stabilizing from earlier quarters.

•	Net charge-offs[1] for the fourth quarter of 2015 were $11.8 million, or 7.7% of average finance receivables. In December, Regional Management completed the bulk sale of approximately $112 million of its existing charged-off loan portfolio, and committed to the sale of the forward flow of accounts charged off between November 2015 and October 2016. Excluding the bulk sale of charged-off loans, net charge-offs for the quarter were $13.7 million, or 9.0% of average finance receivables, decreasing from 13.9% in the prior-year period but increasing from 8.5% sequentially.

•	Total delinquencies as a percentage of total finance receivables as of December 31, 2015 were 20.3%, an improvement sequentially from 22.4% as of September 30, 2015 and from 22.6% as of December 31, 2014, partially due to a shift in portfolio mix.

•	In December, Regional Management entered into a credit agreement with Wells Fargo Bank, N.A., as lender, providing for a $75 million amortizing loan secured by automobile receivables. Regional Management is paying interest of 3.00% per annum on the loan balance, plus amortization of debt issue costs, until the loan balance has been fully repaid.

•	Regional Management opened 9 new branches in the fourth quarter of 2015, including one branch in Virginia, its ninth U.S. state. As of December 31, 2015, Regional Management’s branch network consisted of 331 locations.

“2015 was a year of continuous improvement at Regional in all aspects of our business processes, and as a result, we enter 2016 in a significantly stronger position from where we started in 2015,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “Our core products, led most prominently by our large loans, drove the 15% year-over-year growth in our portfolio. By the end of 2015, we had more than tripled the amount in our large loan portfolio compared to the end of 2014, and it has become a key component of our business, now comprising 23% of our total loan portfolio and growing. Overall, we ended the year with our combined loan portfolio at $628 million, a sizable increase from the prior year and indicative of solid origination performance throughout the year.”

“We are also gratified by the improvements that were made during 2015 in our credit processes and portfolio quality. Charge-off rates showed improvement versus the prior year in the aggregate as well as on a portfolio basis,” continued Mr. Dunn. “Our delinquencies at the end of the fourth quarter were considerably more aligned with the profile of credit quality we expect to see going forward. In 2016, we will continue the focus on our core products and execution, while we also expect it to be a year of additional investment in operations in order to firmly position us for long-term sustainable and profitable growth.”

Fourth Quarter 2015 Results

Finance receivables outstanding at December 31, 2015 were $628.4 million, a 15.1% increase from $546.2 million in the prior year. Finance receivables increased primarily due to an increase in both Regional Management’s small and large loan portfolios and the addition of 31 de novo branches since December 31, 2014.

[1]	Net charge-offs are reported on an annualized basis.

For the fourth quarter ended December 31, 2015, Regional Management reported total revenue of $56.7 million, a 5.4% increase from $53.8 million in the prior-year period. Interest and fee income for the fourth quarter of 2015 was $51.3 million, a 4.8% increase from $49.0 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period and partially offset by lower interest and fee yield, primarily in the convenience check and branch small loan portfolios. Insurance income for the fourth quarter of 2015 was $2.8 million, an increase of $0.6 million from the prior-year period.

Provision for credit losses in the fourth quarter of 2015 was $11.4 million versus $16.0 million in the prior-year period. Excluding the one-time bulk sale of charged-off loans, provision for credit losses in the fourth quarter of 2015 was $13.4 million. Net charge-offs were $11.8 million in the fourth quarter of 2015 ($13.7 million excluding the bulk sale of charged-off loans). Net charge-offs as a percentage of average finance receivables for the fourth quarter of 2015 (excluding the bulk sale) were 9.0%, an improvement from 13.9% in the prior-year period.

On a sequential basis, provision for credit losses (excluding the bulk sale) of $13.4 million was $0.7 million lower than the third quarter of 2015, predominantly due to improving credit metrics and a shifting portfolio mix.

General and administrative expenses for the fourth quarter of 2015 were $28.6 million, an increase of 0.5% from $28.4 million in the prior-year period. The increase was driven primarily by $0.8 million of additional branch expenses, partially offset by a $0.4 million decline in marketing costs. Branch expenses include changes in staffing and incentive plans for all branches, as well as the expenses associated with 31 branches added since December 31, 2014.

GAAP net income for the fourth quarter of 2015 was $7.4 million, a 117.9% increase compared to net income of $3.4 million in the prior-year period. Diluted earnings per share for the fourth quarter of 2015 were $0.56, an increase from $0.26 in the prior-year period. Excluding the bulk sale of charged-off loans, non-GAAP net income in the fourth quarter of 2015 would have been $6.1 million and diluted earnings per share would have been $0.47. For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measure, please refer to the reconciliation table accompanying this release.

Full Year 2015 Results

For the full year ended December 31, 2015, Regional Management reported total revenue of $217.3 million, a 6.1% increase from $204.7 million in the prior year. Interest and fee income for the full year ended December 31, 2015 was $195.8 million, a 6.0% increase from $184.8 million in the prior year, primarily due to an increase in the portfolios of both small and large loans compared to the prior year. Insurance income for the full year ended December 31, 2015 was $11.7 million, a 9.2% increase from the prior year.

Provision for credit losses for the full year ended December 31, 2015 was $47.3 million ($49.3 million excluding the bulk sale of charged-off loans) versus $69.1 million in the prior year. Net charge-offs of $50.4 million ($52.4 million excluding the bulk sale) in the full year ended December 31, 2015 exceeded the provision by $3.1 million as Regional Management released a portion of the allowance recorded in 2014 for convenience checks. Net charge-offs as a percentage of average finance receivables for the full year ended December 31, 2015 (excluding the bulk sale) was 9.1%, a decline from 10.7% in the prior year.

General and administrative expenses for the full year ended December 31, 2015 were $115.6 million, an increase of $18.8 million, or 19.4%, from $96.8 million in the prior year, driven by $9.3 million of additional branch expenses, $8.8 million of additional home office expenses and $0.7 million of additional marketing costs. Branch expenses include changes in staffing and incentive plans for all branches, as well as the expenses associated with branches added since December 31, 2013. The increase in home office expenses includes additional personnel, incentive plan changes and legal and consulting fees.

GAAP net income for the full year ended December 31, 2015 was $23.4 million, a 57.9% increase compared to GAAP net income of $14.8 million in the prior year, and diluted earnings per share for the full year ended December 31, 2015 were $1.79 compared to $1.14 in the prior year. Excluding certain non-operating expenses and the bulk sale of charged-off loans, non-GAAP net income for the full year ended December 31, 2015 totaled $23.8 million and non-GAAP diluted earnings per share were $1.82.

2016 De Novo Outlook

As of December 31, 2015, Regional Management’s branch network consisted of 331 locations. Regional Management opened 9 de novo branches in the fourth quarter of 2015 and, for the full year 2016, plans to open between 20 and 25 de novo branches.

Liquidity and Capital Resources

As of December 31, 2015, Regional Management had finance receivables of $628.4 million and outstanding debt of $411.2 million (consisting of $338.3 million of debt on its $538.0 million senior revolving credit facility and $72.9 million of debt on its $75 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (866) 318-8611 (toll-free) or (617) 399-5130 (direct), passcode 47330233. Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Thursday, February 4, 2016, by telephone at (888) 286-8010 (toll-free) or (617) 801-6888 (direct), passcode 63457927. A webcast replay of the call will be available at http://www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q’15	4Q’14	$	%	YTD’15	YTD’14	$	%
Revenue
Interest and fee income	$51,320	$48,964	$2,356	4.8%	$195,794	$184,797	$10,997	6.0%
Insurance income, net	2,838	2,261	577	25.5%	11,654	10,673	981	9.2%
Other income	2,527	2,567	(40)	(1.6)%	9,858	9,249	609	6.6%

Total revenue	56,685	53,792	2,893	5.4%	217,306	204,719	12,587	6.1%

Expenses
Provision for credit losses	11,449	15,950	4,501	28.2%	47,348	69,057	21,709	31.4%
Personnel	17,283	17,099	(184)	(1.1)%	69,247	55,383	(13,864)	(25.0)%
Occupancy	4,722	4,157	(565)	(13.6)%	17,775	15,575	(2,200)	(14.1)%
Marketing	1,403	1,842	439	23.8%	7,017	6,330	(687)	(10.9)%
Other	5,142	5,298	156	2.9%	21,559	19,488	(2,071)	(10.6)%

Total general and administrative	28,550	28,396	(154)	(0.5)%	115,598	96,776	(18,822)	(19.4)%
Interest expense	4,350	3,780	(570)	(15.1)%	16,221	14,947	(1,274)	(8.5)%

Income before income taxes	12,336	5,666	6,670	117.7%	38,139	23,939	14,200	59.3%
Income taxes	4,969	2,285	(2,684)	(117.5)%	14,774	9,137	(5,637)	(61.7)%

Net income	$7,367	$3,381	$3,986	117.9%	$23,365	$14,802	$8,563	57.9%

Net income per common share:
Basic	$0.57	$0.27	$0.30	111.1%	$1.82	$1.17	$0.65	55.6%

Diluted	$0.56	$0.26	$0.30	115.4%	$1.79	$1.14	$0.65	57.0%

Weighted-average shares outstanding:
Basic	12,891	12,744	147	1.2%	12,849	12,701	148	1.2%

Diluted	13,105	12,955	150	1.2%	13,074	12,951	123	0.9%

Return on average assets (annualized)	4.9%	2.6%			4.2%	2.9%

Return on average equity (annualized)	14.6%	7.7%			12.2%	8.7%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	4Q’15	4Q’14	$	%
Assets
Cash	$7,654	$4,012	$3,642	90.8%
Gross finance receivables	785,042	663,432	121,610	18.3%
Less unearned finance charges, insurance premiums, and commissions	(156,598)	(117,240)	(39,358)	33.6%

Finance receivables	628,444	546,192	82,252	15.1%
Allowance for credit losses	(37,452)	(40,511)	3,059	(7.6)%

Net finance receivables	590,992	505,681	85,311	16.9%
Restricted cash	10,506	1,901	8,605	452.7%
Property and equipment, net of accumulated depreciation	10,441	8,905	1,536	17.2%
Deferred tax asset, net	—	1,870	(1,870)	(100.0)%
Goodwill	716	716	—	0.0%
Intangible assets, net	473	847	(374)	(44.2)%
Repossessed assets at net realizable value	307	556	(249)	(44.8)%
Other assets	7,979	5,782	2,197	38.0%

Total assets	$629,068	$530,270	$98,798	18.6%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$411,177	$341,419	$69,758	20.4%
Accounts payable and accrued expenses	12,089	10,528	1,561	14.8%
Deferred tax liability, net	575	—	575	100.0%

Total liabilities	423,841	351,947	71,894	20.4%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 12,914 and 12,748 shares issued and outstanding at December 31, 2015 and 2014, respectively	1,291	1,275	16	1.3%
Additional paid-in-capital	89,178	85,655	3,523	4.1%
Retained earnings	114,758	91,393	23,365	25.6%

Total stockholders’ equity	205,227	178,323	26,904	15.1%

Total liabilities and stockholders’ equity	$629,068	$530,270	$98,798	18.6%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	4Q’15		3Q’15		4Q’14
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Branch small loans	$151,983	43.1%	$144,551	43.5%	$119,097	48.4%
Convenience checks	180,395	41.4%	178,940	42.8%	192,951	46.8%
Large loans	133,457	28.0%	106,155	27.6%	43,464	27.1%
Automobile loans	122,049	18.4%	133,857	18.8%	159,047	19.5%
Retail loans	26,453	19.4%	25,022	19.1%	26,493	18.7%

Total interest and fee yield	$614,337	33.4%	$588,525	33.8%	$541,052	36.2%

Total revenue yield	$614,337	36.9%	$588,525	37.4%	$541,052	39.8%

	Components of Increase in Interest and Fee Income 4Q’15 Compared to 4Q’14 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$3,670	$(1,700)	$1,970
Convenience checks	(1,410)	(2,513)	(3,923)
Large loans	6,301	102	6,403
Automobile loans	(1,725)	(416)	(2,141)
Retail loans	(2)	49	47
Change in product mix	(274)	274	—

Total increase (decrease) in interest and fee income	$6,560	$(4,204)	$2,356

	Net Loans Originated (1)
	4Q’15	3Q’15	4Q’14	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$81,074	$63,647	$80,171	$17,427	27.4%	$903	1.1%
Convenience checks	83,230	80,675	95,330	2,555	3.2%	(12,100)	(12.7)%
Large loans	52,686	44,911	17,737	7,775	17.3%	34,949	197.0%
Automobile loans	7,563	7,665	13,516	(102)	(1.3)%	(5,953)	(44.0)%
Retail loans	8,978	7,868	7,634	1,110	14.1%	1,344	17.6%

Total net loans originated	$233,531	$204,766	$214,388	$28,765	14.0%	$19,143	8.9%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	4Q’15	3Q’15	4Q’14
Net charge-offs	$11,783	$12,470	$18,740
Net charge-offs (bulk sale of charged-off loans)	1,964	—	—

Net charge-offs (excluding sale)	$13,747	$12,470	$18,740
Percentage of average finance receivables (annualized)	9.0%	8.5%	13.9%
Provision for credit losses	$11,449	$14,085	$15,950
Provision for credit losses (bulk sale of charged-off loans)	1,964	—	—

Provision for credit losses (excluding sale)	$13,413	$14,085	$15,950
Percentage of average finance receivables (annualized)	8.7%	9.6%	11.8%
Percentage of total revenue	23.7%	25.6%	29.7%
General and administrative expenses	$28,550	$26,182	$28,396
Percentage of average finance receivables (annualized)	18.6%	17.8%	21.0%
Percentage of total revenue	50.4%	47.5%	52.8%
Same store results:
Finance receivables at period-end	$599,415	$573,221	$504,697
Finance receivable growth rate	11.7%	7.1%	-6.0%
Number of branches in calculation	296	293	264

	Finance Receivables by Product
	4Q’15	3Q’15	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q’14	YoY $ Inc (Dec)	YoY % Inc (Dec)
Branch small loans	$157,755	$147,664	$10,091	6.8%	$128,217	$29,538	23.0%
Convenience checks	180,402	180,543	(141)	(0.1)%	191,316	(10,914)	(5.7)%
Large loans	146,553	119,731	26,822	22.4%	46,147	100,406	217.6%

Total core loans	484,710	447,938	36,772	8.2%	365,680	119,030	32.6%
Automobile loans	116,109	128,131	(12,022)	(9.4)%	154,382	(38,273)	(24.8)%
Retail loans	27,625	25,539	2,086	8.2%	26,130	1,495	5.7%

Total finance receivables	$628,444	$601,608	$26,836	4.5%	$546,192	$82,252	15.1%

Number of branches at period end	331	322	9	2.8%	300	31	10.3%
Average finance receivables per branch	$1,899	$1,868	$31	1.7%	$1,821	$78	4.3%

	4Q’14	3Q’14	QoQ $ Inc (Dec)	QoQ % Inc (Dec)
Total finance receivables	$546,192	$543,353	$2,839	0.5%

	Contractual Delinquency by Aging
	4Q’15		3Q’15		4Q’14
Allowance for credit losses	$37,452	6.0%	$37,786	6.3%	$40,511	7.4%
Current	500,591	79.7%	466,847	77.6%	422,342	77.4%
1 to 29 days past due	82,589	13.1%	90,626	15.1%	82,714	15.1%

Delinquent accounts:
30 to 59 days	15,654	2.5%	17,094	2.8%	15,951	2.9%
60 to 89 days	9,858	1.6%	9,952	1.7%	9,624	1.8%
90 to 119 days	7,696	1.1%	6,874	1.1%	6,899	1.2%
120 to 149 days	6,678	1.1%	5,766	1.0%	4,988	0.9%
150 to 179 days	5,378	0.9%	4,449	0.7%	3,674	0.7%

Total contractual delinquency	$45,264	7.2%	$44,135	7.3%	$41,136	7.5%

Total finance receivables	$628,444	100.0%	$601,608	100.0%	$546,192	100.0%

1 day and over past due	$127,853	20.3%	$134,761	22.4%	$123,850	22.6%

	Contractual Delinquency by Product
	4Q’15		3Q’15		4Q’14
Branch small loans	$14,765	9.4%	$14,166	9.6%	$10,247	8.0%
Convenience checks	15,420	8.5%	15,605	8.6%	17,165	9.0%
Large loans	4,945	3.4%	3,829	3.2%	2,106	4.6%
Automobile loans	8,713	7.5%	9,327	7.3%	10,302	6.7%
Retail loans	1,421	5.1%	1,208	4.7%	1,316	5.0%

Total contractual delinquency	$45,264	7.2%	$44,135	7.3%	$41,136	7.5%

	Quarterly Trend
	4Q’14	1Q’15	2Q’15	3Q’15	4Q’15	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$48,964	$47,065	$47,668	$49,741	$51,320	$1,579	$2,356
Insurance income, net	2,261	2,929	3,120	2,767	2,838	71	577
Other income	2,567	2,530	2,213	2,588	2,527	(61)	(40)

Total revenue	53,792	52,524	53,001	55,096	56,685	1,589	2,893

Expenses
Provision for credit losses	15,950	9,712	12,102	14,085	11,449	2,636	4,501
Personnel	17,099	19,760	16,211	15,993	17,283	(1,290)	(184)
Occupancy	4,157	4,165	4,298	4,590	4,722	(132)	(565)
Marketing	1,842	2,471	2,009	1,134	1,403	(269)	439
Other	5,298	6,227	5,725	4,465	5,142	(677)	156

Total general and administrative	28,396	32,623	28,243	26,182	28,550	(2,368)	(154)
Interest expense	3,780	3,604	3,932	4,335	4,350	(15)	(570)

Income before income taxes	5,666	6,585	8,724	10,494	12,336	1,842	6,670
Income taxes	2,285	2,502	3,316	3,987	4,969	(982)	(2,684)

Net income	$3,381	$4,083	$5,408	$6,507	$7,367	$860	$3,986

Net income per common share:
Basic	$0.27	$0.32	$0.42	$0.51	$0.57	$0.06	$0.30

Diluted	$0.26	$0.31	$0.41	$0.50	$0.56	$0.06	$0.30

Weighted-average shares outstanding:
Basic	12,744	12,838	12,845	12,881	12,891	10	147

Diluted	12,955	13,061	13,078	13,111	13,105	(6)	150

	4Q’14	1Q’15	2Q’15	3Q’15	4Q’15	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	530,270	507,742	560,981	588,966	629,068	40,102	98,798

Finance receivables	546,192	525,907	572,525	601,608	628,444	26,836	82,252

Allowance for credit losses	40,511	36,950	36,171	37,786	37,452	(334)	(3,059)

Long-term debt	341,419	312,538	359,491	379,617	411,177	31,560	69,758

	Headcount Trend
	4Q’14	1Q’15	2Q’15	3Q’15	4Q’15	QoQ Inc (Dec)	YoY Inc (Dec)
Legacy branch headcount	1,335	1,273	1,205	1,208	1,208	—	(127)
2015 new branches		15	40	48	72	24	72

Total branch headcount	1,335	1,288	1,245	1,256	1,280	24	(55)
Home office headcount	105	125	120	129	133	4	28

Total headcount	1,440	1,413	1,365	1,385	1,413	28	(27)

Number of branches	300	306	316	322	331	9	31

	General & Administrative Expenses Trend
	4Q’14	1Q’15	2Q’15	3Q’15	4Q’15	QoQ $ B(W)	YoY $ B(W)
Legacy branch G&A expenses	$18,020	$19,284	$16,596	$17,946	$17,361	$585	$659
2015 new branches		86	498	930	1,501	(571)	(1,501)

Total branch G&A expenses	18,020	19,370	17,094	18,876	18,862	14	(842)
Marketing	1,842	2,471	2,009	1,134	1,403	(269)	439
Home office G&A expenses	8,534	10,782	9,140	6,172	8,285	(2,113)	249

Total G&A expenses	$28,396	$32,623	$28,243	$26,182	$28,550	$(2,368)	$(154)

	Averages and Yields
	YTD’15		YTD’14
	Average Finance Receivables	Average Yield	Average Finance Receivables	Average Yield
Branch small loans	$138,253	44.3%	$110,531	48.0%
Convenience checks	178,692	43.6%	178,181	45.8%
Large loans	93,243	27.6%	42,887	26.9%
Automobile loans	137,249	19.0%	169,607	19.7%
Retail loans	25,392	18.8%	28,295	18.4%

Total interest and fee yield	$572,829	34.2%	$529,501	34.9%

Total revenue yield	$572,829	37.9%	$529,501	38.7%

	Components of Increase in Interest and Fee Income YTD’15 Compared to YTD’14 Increase (Decrease)
	Volume	Rate	Net
Branch small loans	$12,529	$(4,289)	$8,240
Convenience checks	233	(3,981)	(3,748)
Large loans	13,884	322	14,206
Automobile loans	(6,180)	(1,106)	(7,286)
Retail loans	(543)	128	(415)
Change in product mix	(4,974)	4,974	—

Total increase (decrease) in interest and fee income	$14,949	$(3,952)	$10,997

	Net Loans Originated (1)
	YTD’15	YTD’14	YTD $ Inc (Dec)	YTD % Inc (Dec)
Branch small loans	$276,908	$240,465	$36,443	15.2%
Convenience checks	315,303	334,115	(18,812)	(5.6)%
Large loans	173,560	50,731	122,829	242.1%
Automobile loans	41,621	64,842	(23,221)	(35.8)%
Retail loans	31,710	29,984	1,726	5.8%

Total net loans originated	$839,102	$720,137	$118,965	16.5%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

	Other Key Metrics
	YTD’15	YTD’14
Net charge-offs	$50,407	$58,635
Net charge-offs (bulk sale of charged-off loans)	1,964	—
Net charge-offs (180+ policy change)	—	(2,106)

Net charge-offs (excluding policy change and sale)	$52,371	$56,529
Percentage of average finance receivables	9.1%	10.7%
Provision for credit losses	$47,348	$69,057
Provision for credit losses (bulk sale of charged-off loans)	1,964	—

Provision for credit losses (excluding sale)	$49,312	$69,057
Percentage of average finance receivables	8.6%	13.0%
Percentage of total revenue	22.7%	33.7%
General and administrative expenses	$115,598	$96,776
Percentage of average finance receivables	20.2%	18.3%
Percentage of total revenue	53.2%	47.3%

Because it adjusts for certain non-operating and non-cash items, the Company believes that non-GAAP measures are useful to investors as supplemental financial measures that, when viewed with its GAAP financial information, provide information regarding trends in the Company’s results of operations and credit metrics, which is intended to help investors meaningfully evaluate and compare the Company’s results of operations and credit metrics between periods.

	Non-GAAP Reconciliation
	Q4 ‘15	Adjustments		Non-GAAP
Provision for credit losses	$11,449	$1,964	(1)	$13,413
Income taxes	$4,969	$(746	)(7)	$4,223
Net income	$7,367	$(1,218)		$6,149
Diluted net income per common share	$0.56	$(0.09)		$0.47

	Non-GAAP Reconciliation
	YTD’15	Adjustments		Non-GAAP
General and administrative expenses	$115,598	$(2,676	)(2)(3)(4)	$112,922
Provision for credit losses	$47,348	$1,964	(1)	$49,312
Income taxes	$14,774	$271	(7)	$15,045
Net income	$23,365	$441		$23,806
Diluted net income per common share	$1.79	$0.03		$1.82

	Non-GAAP Reconciliation
	YTD’14	Adjustments		Non-GAAP
General and administrative expenses	$96,776	$(1,538	)(3)(5)(6)	$95,238
Income taxes	$9,137	$577	(7)	$9,714
Net income	$14,802	$961		$15,763
Diluted net income per common share	$1.14	$0.08		$1.22

(1)	Benefit related to bulk sale of charged-off loans of $1,964
(2)	Exclude executive retirement agreement costs of $533
(3)	Exclude loan system conversion costs of $613 and $1,772 for YTD’15 and YTD’14
(4)	Exclude CEO equity award costs of $1,530
(5)	Benefit related to vacation policy change of $1,388
(6)	Exclude CEO separation costs of $1,154
(7)	Tax effect of the adjustments